ASA Gold and Precious Metals Limited

Rule 10f-3 Report Form

1.             Name of Issuer: Franco-Nevada Corporation

2.             Aggregate principal amount of offering: USD$326,240,000

3.             Date offering commenced: November 22, 2011

4.             Offering price at close of first day on which sales were made: USD$40.78

5.             Date of Purchase: November 22, 2011

6.             Principal amount purchased: USD$5,098,400

7.             Net purchase price (net of fees and expenses): USD$5,098,400

8.             Underwriter commission, spread or profit: 4%

9.             Selling underwriter: BMO Nesbit Burns Inc.

10.          Affiliated underwriter: UBS Securities Inc

11.          List of syndicate members: See Attachment A

12.            Was issue registered under the Securities Act and offered to the public? Yes

13.       Was issue government securities? No

14.       Was issue an eligible foreign offering? Yes

15.      Were securities purchased prior to the end of the first day on which sales were made? Yes

16.       Were securities purchased at a price that was not more than the price paid by each other purchaser (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer)? Yes

17.       If issue was offered for subscription upon exercise of rights, were the securities purchased on or before the 4th day preceding the day on which the subscription period terminated? N/A

18.       Was underwriting a firm commitment underwriting? Yes

19.       Was commission, spread or profit reasonable and fair compared to other underwritings during the same period? Yes – See Attachment B.

20.       Was issuer and its predecessors in continuous operation for not less than three years? Yes

21.       Was purchase (other than purchases in an Eligible Rule 144A Offering) equal to or less than 25% of the principal amount of the offering? Yes

22.      If purchase was an Eligible Rule 144A Offering, was purchase equal to or less than 25% of the total of (a) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A and (b) the principal amount of the offering of such class in any concurrent public offering? N/A

23.       Was affiliated underwriter a direct or indirect participant in or beneficiary of the sale? No

24.       Will transaction be reported in has or will be timely complied for inclusion on SEC Form N-SAR and reported to the Board? Yes

Signature: /s/ Sara Heston                              Date: November 24, 2011

Approved: /s/ Steven Schantz                           Date: November 24, 2011

Attachment A

Syndicate Members

1. BMO Nesbit Burns, Inc.

2. CIBC World Markets Inc.

3. RBC Dominion Securities Inc.

4. UBS Securities Canada Inc.

5. GMP Securities L.P.

6. TD Securities, Inc.

7. Credit Suisse Securities (Canada), Inc.

8. National Bank Financial Inc.

9. Scotia Capital, Inc.

10. Pollitt & Co. Inc.

11. Merrill Lynch Canada, Inc.

Attachment B

Comparable Offerings

Issuer	Trelawney Mining and Exploration Inc.*	Romarco Minerals*
Date offered	November 7, 2011	September 27, 2011
Offering price	USD$4.51	USD$1.10
Commission, spread or profit	4.89%	5.22%
Type of security	Equity	Equity
Rating or quality	N/A	N/A
Size of offering	USD$24,890,193	USD$77,242,118
Capitalization on date of offer	USD$640,006,118	USD$590,110,588

*USD values are based on an USD/CAD exchange rate of 0.9595